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Exhibit 12

GTE North Incorporated and Subsidiary

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)


                                                               Years Ended December 31,
                                         ---------------------------------------------------------------------
                                           1996         1995        1994      1993(a)      1993        1992
                                         ---------------------------------------------------------------------
Net earnings available for fixed
charges:
  Income before extraordinary charges      $551,500    $493,244    $476,276    $340,316   $105,216    $369,542
  Add - Income tax expense                  321,175     271,743     284,293     181,325     34,925     186,764
       - Fixed charges                      129,084     128,105     121,978     136,262    136,262     137,369
                                         ----------    --------    --------    --------   --------    --------
Adjusted earnings                        $1,001,759    $893,092    $882,547    $657,903   $276,403    $693,675
                                         ==========    ========    ========    ========   ========    ========

Fixed charges:
  Interest expense                         $120,607    $118,921    $112,885    $123,557   $123,557    $124,197
  Portion of rent expense
     representing interest                    8,477       9,184       9,093      12,705     12,705      13,172
                                         ----------    --------    --------    --------   --------    --------
Adjusted fixed charges                     $129,084    $128,105    $121,978    $136,262   $136,262    $137,369
                                         ==========    ========    ========    ========   ========    ========

RATIO OF EARNINGS TO FIXED
  CHARGES                                      7.76        6.97        7.24        4.83       2.03        5.05


(a)Results for 1993 exclude an after-tax restructuring charge of approximately $230.8 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $4.3 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.